Exhibit 99.1
FOR IMMEDIATE RELEASE FINAL

Contacts:
David Roy	Tara Humphreys
Investor Relations	Corporate Communications
(781) 902-8033	+353 1 637 2146
david.roy@iona.com	tara.humphreys@iona.com
IONA REPORTS FIRST QUARTER 2008 RESULTS
ARTIX LICENSE REVENUE GROWS 31%
Dublin, Ireland & Waltham, Mass. — April 30, 2008 — IONA® Technologies (NASDAQ: IONA), a world leader in distributed service-oriented architecture (SOA) infrastructure solutions for performance-demanding IT environments, today announced first quarter 2008 revenue growth of six percent to $16.4 million, compared to the same period last year.
On a U.S. generally accepted accounting principles (GAAP) basis, IONA reported a first quarter 2008 net loss of $5.1 million, or a loss of $0.14 per share.
Net loss for the first quarter of 2008 includes SFAS 123R share-based compensation expense of $0.6 million, amortization of purchased intangible assets of $0.2 million and a restructuring charge of $1.5 million. Excluding SFAS 123R share-based compensation expense, amortization, and the restructuring charge, net loss and loss per share for the 2008 first quarter was $2.8 million and $0.08 per share. A complete reconciliation between net loss and loss per share on a GAAP basis and on a non-GAAP basis for the first quarter ended March 31, 2008 is provided in the financial tables at the end of this press release.
“I am pleased with our first quarter performance,” said Peter Zotto, CEO, IONA Technologies. “Despite a difficult economic environment, Artix license growth of 31% was strong, indicating the growing strength of the Artix product line. CORBA revenue exceeded our expectations and the FUSE Open Source product line continues to add new customers to IONA’s expanding base. We are currently on track to meet our 2008 revenue plan.”
“Our first quarter performance provides a solid foundation for growth in 2008,” said Christopher Mirabile, CFO, IONA Technologies. “The cost reduction plan was aggressively implemented and we are continuing our focus on tightly managing operational expenses. Our expense run-rate has now increased to include advisory fees associated with the Board’s evaluation of strategic alternatives for IONA. In addition, the current weakness of the US dollar is expected to have a continued negative impact on our operating profit.”

Highlights
•	Total revenue increased 6% year-over-year

•	Artix license revenue increased 31% year-over-year

•	CORBA revenue exceeded expectations with a 5% year-over-year decline

•	Ending cash and current and non-current marketable securities balance of $55 million

•	Passenger®, a technology leader in on-demand customer collaboration, selected IONA FUSE for enterprise deployment of Apache ActiveMQ

•	Milestone Group selected IONA’s Artix Data Integration solution to extend the messaging and integration capabilities of their funds processing platform

•	Artix Connect for Windows Communication Foundation (WCF) launched to positive market reviews, such as comments from competitive analysis firm Current Analysis

•	A new SOA integration testing solution, the Interface Simulation and Testing Framework (ISTF) launched as part of IONA’s Artix advanced SOA infrastructure suite

•	Extended leadership in Open Source with sponsorship of the Apache Software Foundation, supporting the efforts for increased adoption of Open Source SOA

•	Elected to the OSGi Alliance board of directors, a worldwide consortium of technology innovators that promotes universal middleware interoperability.
Marketable Securities
As of March 31, 2008, the company held $18.0 million of student-loan-backed auction rate securities issued by state government agencies. Recent developments in the global credit and capital markets have made the market for these auction rate securities illiquid. As a result, based on a fair value analysis in accordance with U.S. GAAP, IONA classified these investments as non-current in its March 31, 2008 condensed consolidated balance sheet and recorded a temporary impairment of $0.8 million as an unrealized loss in the shareholders’ equity section of its condensed consolidated balance sheet. For additional detail please refer to the company’s annual report on Form 10-K for the year ended December 31, 2007 and the company’s quarterly report on Form 10-Q for the quarter ended March 31, 2008 which will be filed no later than May 12, 2008.
Looking Forward
Revenue guidance for the year remains unchanged. The company expects total revenue for 2008 to be in the range of $80 — $85 million. The company expects total expenses for 2008, including cost of revenue, operating expenses, share-based compensation, amortization, restructuring incurred to date relating to the restructuring announced in January, and expenses incurred to date relating to the board’s evaluation of strategic alternatives (“evaluation process expenses”) to be in the range of $79 – $81 million. SFAS

123R share-based compensation expense in 2008 is expected to be approximately $3.2 million, amortization of purchased intangible assets in 2008 is expected to be approximately $0.8 million, 2008 restructuring expenses to date were $1.5 million and first quarter evaluation process expenses were $0.5 million. The company expects to incur additional restructuring expenses relating to the restructuring announced in January and additional evaluation process expenses in 2008 that we are unable to estimate at this time.
Conference Call
IONA will host a conference call today at 10:00 a.m. Eastern Time to discuss the company’s first quarter 2008 results. Investors and other interested parties may dial into the call using the toll free number 888-790-1807 or +1-210-839-8792 internationally. This call is being Webcast by CCBN and can be accessed at www.iona.com/investors. The pass code is IONA. Following the conclusion of the call, a rebroadcast will be available at IONA’s Web site (www.iona.com/investors) or by calling 800-879-7615 or +1-402-220-5340 internationally until May 30, 2008.
About IONA
For more than a decade, IONA® Technologies (NASDAQ: IONA) has been a world leader in delivering high-performance integration solutions for Global 2000 IT environments. IONA pioneered standards-based integration with its CORBA-based Orbix® products. IONA’s Artix™, an advanced SOA infrastructure suite enables customers to leverage service-oriented architecture to streamline and modernize IT environments. The FUSE™ family of open source distributed SOA infrastructure technology allows customers to take advantage of the innovation and cost-effectiveness of open source software with complete enterprise support and technical services.
IONA is headquartered in Dublin, Ireland, with U.S. headquarters in Waltham, Massachusetts and offices worldwide. For additional information about IONA, visit our Web site at http://www.iona.com.
Safe Harbor
This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements concerning expectations regarding, future operating performance, and economic and market conditions. The forward-looking statements made are neither promises nor guarantees and are subject to risks and uncertainties that could cause actual results to differ materially from those anticipated or indicated, including risks and uncertainties relating to growth in market demand for service oriented architectures and enterprise service bus software; volume, timing and seasonal patterns of product sales; impact of competitive products and pricing; delays or issues with the development, launch and market acceptance of new and improved products; undetected errors in software; the integration of any future acquisitions; anticipated tax rates; expenses and uncertainties relating to IONA’s previously announced process to explore strategic alternatives; additional expenses relating to restructuring, market conditions affecting possible strategic alternatives for IONA, , its beliefs regarding the liquidity and quality of its investments in auction rate securities and tax and regulatory matters relating thereto; and general economic conditions, including their effect on the acquisition of new accounts and the time required to close sales transactions. For a more detailed discussion of the risks and uncertainties, please refer to our most recent annual report on Form 10-K and other periodic reports and registration statements filed with the Securities and Exchange Commission. You should not place undue reliance on any such forward-looking statements in this press release, which are current only as of the date when made. You should not expect that these forward-looking statements will be updated or supplemented as a result of changing circumstances or otherwise, and IONA disavows and disclaims any obligation to do so.
Trademarks
IONA, IONA Technologies, the IONA logo, Orbix, High Performance Integration, Artix, FUSE and Making Software Work Together are trademarks or registered trademarks of IONA Technologies PLC and/or its subsidiaries. CORBA is a trademark or registered trademark of the Object Management Group, Inc. in the United States and other countries. All other trademarks that may appear herein are the property of their respective owners.

IONA Technologies PLC
Condensed Consolidated Statements of Operations
(U.S. dollars in thousands, except per share data)

	Three Months Ended
	(Unaudited)
	March 31, 2008	March 31, 2007
Revenue:
Product revenue	$6,596	$6,268
Service revenue	9,845	9,314

Total revenue	16,441	15,582
Cost of revenue:
Cost of product revenue	187	230
Cost of service revenue	3,835	3,453

Total cost of revenue	4,022	3,683

Gross profit	12,419	11,899
Operating expenses:
Research and development	4,921	4,427
Sales and marketing	7,209	7,851
General and administrative	4,009	3,126
Amortization of purchased intangible assets	52	8
Restructuring	1,529	—

Total operating expenses	17,720	15,412
Loss from operations	(5,301)	(3,513)
Interest income and other, net	499	575
Net exchange gain	69	13

Loss before provision for (benefit of) income taxes	(4,733)	(2,925)
Provision for (benefit of) income taxes	391	(77)

Net loss	$(5,124)	$(2,848)

Net loss per ordinary share and per ADS
Basic	$(0.14)	$(0.08)
Diluted	$(0.14)	$(0.08)
Shares used in computing net loss per ordinary share and per ADS (in thousands)
Basic	36,643	36,074
Diluted	36,643	36,074
Certain amounts from prior year periods have been reclassified to conform to the current period presentation.

IONA Technologies PLC
Condensed Consolidated Balance Sheets
(U.S. dollars in thousands)

	March 31,	December 31,
	2008	2007 (1)
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$29,554	$21,967
Marketable securities	8,514	34,514
Accounts receivable, net of allowance for doubtful accounts of $402 at March 31, 2008 and $583 at December 31, 2007 (2)	13,029	12,378
Prepaid expenses	2,735	2,138
Deferred tax asset — current	888	888
Other assets	169	190

Total current assets	54,889	72,075
Property and equipment, net	2,618	2,644
Goodwill and intangible assets, net	9,949	10,149
Marketable securities, non-current	17,197	—
Deferred tax asset — long term	1,040	1,040
Other non-current assets, net	422	388

Total assets	$86,115	86,296

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$786	$1,470
Accrued payroll and related expenses	4,436	4,946
Deferred revenue (2)	20,469	15,931
Other accrued liabilities	12,480	10,498

Total current liabilities	38,171	32,845
Long-term deferred revenue	1,268	1,317
Other non-current liabilities	1,731	2,583
Shareholders’ equity:
Ordinary shares	101	101
Additional paid-in capital	509,796	508,474
Accumulated deficit	(464,156)	(459,032)
Accumulated other comprehensive loss	(796)	8

Total shareholders’ equity	44,945	49,551

Total liabilities and shareholders’ equity	$86,115	$86,296

(1)	The December balance sheet information has been derived from the December 31, 2007 audited consolidated financial statements.

(2)	March 31, 2008 and December 31, 2007 accounts receivable and deferred revenue balances are shown net of advanced billings of $1.5 million and $5.6 million, respectively

IONA Technologies PLC
Unaudited Reconciliation of Non-GAAP Measures to Comparable GAAP Measures
(U.S. dollars in thousands, except per share data)
We utilize certain non-GAAP financial measures to evaluate our performance and for internal planning and forecasting purposes. We consider these measures important indicators of our success.
We believe the use of non-GAAP measures in addition to GAAP measures is an additional useful method of evaluating our results of operations. These measures should not be considered an alternative to measurements required by United States generally accepted accounting principles (“GAAP”) such as net loss and net loss per share and should not be considered measures of our liquidity. In addition, our non-GAAP financial measures may not be comparable to similar measures reported by other companies.
The following tables reconcile non-GAAP financial measures used in this release to the most comparable GAAP measure for the respective periods.

	Three Months Ended
	(Unaudited)
	March 31, 2008	March 31, 2007
Net loss
GAAP net loss	$(5,124)	$(2,848)
Plus:
Share-based compensation	609	1,353
Amortization of purchased intangible assets	199	56
Restructuring	1,529	—

Non-GAAP net loss	$(2,787)	$(1,439)

Net loss per ordinary share and ADS, diluted
GAAP net loss per ordinary share and per ADS, diluted	$(0.14)	$(0.08)
Plus:
Share-based compensation	0.02	0.04
Amortization of purchased intangible assets	0.00	0.00
Restructuring	0.04	0.00

Non -GAAP net loss per ordinary share and per ADS, diluted	$(0.08)	$(0.04)

Shares used in computing diluted Non-GAAP net loss per ordinary share and per ADS (in thousands)	36,643	36,074
Loss from operations
GAAP loss from operations	$(5,301)	$(3,513)
Plus:
Share-based compensation	609	1,353
Amortization of purchased intangible assets	199	56
Restructuring	1,529	—

Non-GAAP loss from operations	$(2,964)	$(2,104)

Operating margin
GAAP operating margin	(32)%	(23)%
Plus:
Share-based compensation	4%	9%
Amortization of purchased intangible assets	1%	0%
Restructuring	9%	0%

Non-GAAP operating margin	(18)%	(14)%

Total Expenses
Total Non-GAAP expenses	$19,405	$17,686
Plus:
Share-based compensation:
Cost of service revenue	98	143
Research and development	185	290
Sales and marketing	176	454
General and administrative	150	466

Total share-based compensation	609	1,353
Amortization of intangible assets:
Cost of product revenue	147	48
Amortization of purchased intangible assets	52	8

Total amortization of intangible assets	199	56
Restructuring	1,529	—

Total GAAP expenses	$21,742	19,095